Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	October 10, 2012
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. COMPLETES ACQUISITION

OF ASCEND HEALTH CORPORATION AND

DIVESTITURE OF AUBURN REGIONAL MEDICAL CENTER

KING OF PRUSSIA, Pa. — Universal Health Services, Inc. (NYSE: UHS) (“UHS”) announced today that it has completed the previously announced acquisition of Ascend Health Corporation (“Ascend”).

UHS’s strategic acquisition of Ascend enhances its behavioral health platform by adding 9 freestanding inpatient psychiatric facilities to its industry leading behavioral health portfolio. The new facilities are located in 5 states; Texas, Arizona, Utah, Oregon and Washington State and include 867 licensed beds (802 currently available and 65 under construction). On an annualized basis, the acquisition of Ascend is expected to initially generate revenues of approximately $200 million and earnings before interest, taxes, depreciation & amortization (“EBITDA”) of approximately $60 million and is expected to provide significant organic growth and expansion opportunities.

“We are pleased to bring Ascend and their talented professionals into the UHS Behavioral Health Division. We look forward to sharing and implementing best practices that are in place throughout the combined company to ultimately serve our patients with expanded treatment services and clinical expertise,” said Debbie Osteen, President of the Behavioral Health Division.

In connection with its receipt of antitrust clearance for the transaction from the Federal Trade Commission (“FTC”), UHS has agreed to certain conditions, including the divestiture of a UHS facility in New Mexico (Peak Behavioral Health Services) within approximately six months. The revenues of this facility for the six-month period ended June 30, 2012 and the twelve–month period ended December 31, 2011 were approximately $9 million and $14 million, respectively. UHS’s agreement with the FTC is publicly available on the FTC’s website at www.ftc.gov. UHS also announced that on October 1, 2012, it completed the previously announced sale of Auburn Regional Medical Center, a 159-bed acute care facility located in Auburn, Washington.

Following these transactions, UHS owns or operates 197 behavioral healthcare facilities and 24 acute care hospitals in 37 states, Washington, D.C., Puerto Rico and the U.S. Virgin Islands.

About Universal Health Services, Inc.

UHS is one of the nation’s largest and most respected hospital companies operating, through its subsidiaries, behavioral healthcare facilities, acute care hospitals and ambulatory centers throughout the United States, Puerto Rico and the U.S. Virgin Islands. UHS acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information on UHS, visit its web site: http://www.uhsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements”. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the realization of cost synergies, completion of required divestitures and future financial results of UHS. These statements are based on the current expectations of UHS and are inherently subject to uncertainties and changes in circumstances. UHS undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to UHS’s filings with the SEC, including its most recent Annual Report on Form 10-K, for more information on additional risks that could cause actual results to differ from the forward-looking statements made herein.